Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Receives NASDAQ Notification Related to Minimum Bid Price

May 4, 2010 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that it received a notice from The NASDAQ Stock Market indicating that for 30 consecutive business days the closing bid price of its common stock was below the minimum $1.00 per share requirement for continued listing of CTI’s common stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notification has no immediate effect on the listing of or the ability to trade CTI’s common stock on The NASDAQ Capital Market.

NASDAQ Listing Rule 5810(c)(3)(A) provides CTI with a grace period of 180 calendar days, or until November 1, 2010, to regain compliance. CTI will achieve compliance if the bid price of CTI’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before November 1, 2010. CTI may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. If CTI meets the initial listing criteria, it may be granted an additional 180 calendar day compliance period.

CTI intends to actively monitor the closing bid price for its common stock between now and November 1, 2010, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum closing bid price requirement.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties include CTI’s ability to regain compliance with the NASDAQ minimum closing bid price requirement between now and November 1, 2010, the risk that in the event CTI is unable to comply with the minimum bid price prior to November 1, 2010 that CTI may not be able to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement, that CTI may not meet the initial listing criteria required to receive an additional 180 calendar day compliance period, NASDAQ may not grant CTI an additional grace period, CTI’s ability to maintain compliance with other NASDAQ listing requirements, and other risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filing on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.CellTherapeutics.com

For Further Information Contact:

In Europe

Investors: Barabino & Partners Omar Al Bayaty T: +39 02 72023535 F: +39 02 8900519 E: o.albayaty@barabino.it	Media: Barabino & Partners Marina Riva T: +39 02 72023535 F: +39 02 8900519 E: m.riva@barabino.it

In the United States

Investors:

Cell Therapeutics, Inc.

Ed Bell

T: +1 206.272.4345

F: +1 206.272.4434

Lindsey Jesch Logan

T: +1 206.272.4347

F: +1 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors.htm

Media: Cell Therapeutics, Inc. Dan Eramian T: +1 206 272 4343; Cell. : +1 206 854 1200 www.CellTherapeutics.com/media.htm

www.CellTherapeutics.com